Exhibit 10.17

INVESTMENT AGREEMENT

BY AND AMONG

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

JUMBO RIGHT HOLDINGS LIMITED

HAPPY INDIAN OCEAN LIMITED

AND

ARCTIC SPRING LIMITED

DATED AS OF JUNE 24, 2008

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8.9	Amendments and Waivers	19
8.10	Severability	19
8.11	Interpretation	19
8.12	Entire Agreement	19
8.13	Governing Law	20
8.14	Dispute Resolution	20

SCHEDULE A – Investee Warranties

SCHEDULE B – Investor Warranties

SCHEDULE C – Sellers’ Bank Accounts

SCHEDULE 2.3(a)(iii) – Investor Closing Certificate

SCHEDULE 2.3(b)(ii) – Form of Closing resolutions

SCHEDULE 2.3(b)(iv) – Investees Closing Certificate

SCHEDULE 5(d) – Particulars of Group Companies

EXHIBIT A – Disclosure Schedule

EXHIBIT B – Form of Memorandum and Articles of Association

EXHIBIT C – Form of Investor Rights Agreement

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INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is made as of June 24, 2008, by and among:

A	China Mass Media International Advertising Corp., an exempted company established and existing under the laws of the Cayman Islands (the “Company”);

B	Happy Indian Ocean Limited, an exempted company established and existing under the laws of the Cayman Islands (“Happy Indian”);

C	Arctic Spring Limited, an exempted company established and existing under the laws of the Cayman Islands (“Arctic Spring”; each of Happy Indian and Arctic Spring, a “Seller” and collectively, the “Sellers”); and

D	Jumbo Right Holdings Limited, a limited liability company established and existing under the laws of the British Virgin Islands (the “Investor”).

The foregoing shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, Mass Media & Universal International Advertising Co., Ltd., a foreign-invested enterprise established and existing under the laws of the PRC (the “FIE”), engages in the business of providing integrated television advertising services, including advertising agency services, special events services to China Central Television, and advertisement production and sponsorship services (such business engaged in by the FIE, the “Business”);

WHEREAS, Universal International Advertising Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“UIAL”), owns 100% of the equity interest of the FIE, and the Company owns 100% of the equity interest of UIAL;

WHEREAS, Happy Indian is the legal and beneficial owner of (i) 70,080 Series A Preferred Shares, representing 14.016% of the issued capital of the Company and (ii) 329,920 Ordinary Shares, representing 65.984% of the issued capital of the Company;

WHEREAS, Arctic Spring is the legal and beneficial owner of (i) 17,520 Series A Preferred Shares, representing 3.504% of the issued capital of the Company and (ii) 82,480 Ordinary Shares, representing 16.496% of the issued capital of the Company;

WHEREAS, the Investor desires to purchase from Happy Indian, and Happy Indian desires to sell to the Investor, 3,504 Series A Preferred Shares (the “Happy Indian Sale Shares”), pursuant to the terms of this Agreement; and

WHEREAS, the Investor desires to purchase from Arctic Spring, and Arctic Spring desires to sell to the Investor, 876 Series A Preferred Shares (the “Arctic Spring Sale Shares”; together with the Happy Indian Sale Shares, the “Sale Shares”), pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Parties hereto agree as follows:

1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. The term “Affiliated” has the meaning correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Purchase Price” has the meaning set forth in Section 2.1.

“Arctic Spring” has the meaning set forth in the Preamble.

“Arctic Spring Purchase Price” has the meaning set forth in Section 2.1.

“Arctic Spring Sale Shares” has the meaning set forth in the Recitals.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day (other than Saturday, Sunday or public holiday) when banks are generally open for ordinary face-to-face banking business in each of the United States of America, Hong Kong and the PRC.

“Centre” has the meaning set forth in Section 8.14(b).

“Claim” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.4(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date of the Closing.

“Company” has the meaning set forth in the Preamble.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its properties or assets may be bound or affected.

“Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities of such Person.

“Disclosing Party” has the meaning set forth in Section 6.4.

“Disclosure Schedule” means the Schedule attached hereto as Exhibit A that qualifies the Investee Warranties.

“Draft F-1 Registration Statement” means the Company’s draft F-1 registration statement under the Securities Act as submitted to the SEC on June 3, 2008.

“Eligible Exchange” means (a) The New York Stock Exchange, Inc.; (b) the Nasdaq National Market; (c) the Main Board of The Stock Exchange of Hong Kong Limited; or (d) any other internationally recognized securities exchange or automated quotation system approved by the Board of Directors.

“Equity Security” means, with respect to any specified Person, any shares of any class of capital stock or any other ownership or equity interest in registered capital of such specified Person, however described and whether voting or non-voting.

“Financial Statements” has the meaning set forth in Section 9 of Schedule A.

“Financing Terms” has the meaning set forth in Section 6.1.

“Founder” means Mr. Shengcheng Wang, a Canadian citizen, whose passport number is BA341072.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, judicial or arbitral body, including any governmental authority in the PRC (or any political subdivision thereof such as the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange and tax bureau) and other applicable jurisdictions.

“Group Companies” means the Company, UIAL and the FIE.

“Happy Indian” has the meaning set forth in the Preamble.

“Happy Indian Purchase Price” has the meaning set forth in Section 2.1.

“Happy Indian Sale Shares” has the meaning set forth in the Recitals.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” as applied to any Person, means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument; (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with US GAAP; (d) notes payable and drafts accepted representing extensions of credit; (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

“Indemnifiable Losses” has the meaning set forth in Section 7.2(c).

“Indemnifying Party” means the Investor pursuant to Section 7.2(b) or an Investee pursuant to Section 7.2(a), as the case may be.

“Indemnitee” means an Investor Indemnitee or an Investee Indemnitee, as the case may be.

“Intellectual Property” has the meaning set forth in Section 13(a) of Schedule A.

“Intellectual Property Licenses” has the meaning set forth in Section 13(b) of Schedule A.

“Interim Financial Statements” has the meaning set forth in Section 9 of Schedule A.

“Investee Indemnitee” has the meaning set forth in Section 7.2(b).

“Investees” means the Company and the Sellers.

“Investees’ Knowledge” (or similar phrases or expressions) means the actual (but not constructive or imputed) knowledge of the Investees or the Founder as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and includes knowledge which the Board of Directors would have obtained after such reasonable inquiry as would have been made by a reasonable board of directors of a company in similar circumstances (but without any implication of verification or investigation concerning such knowledge).

“Investee Warranties” has the meaning set forth in Section 3.1.

“Investment Documents” means (a) this Agreement; (b) the Investor Rights Agreement; and (c) the Memorandum and Articles.

“Investor” has the meaning set forth in the Preamble.

“Investor Indemnitee” has the meaning set forth in Section 7.2(a).

“Investor Rights Agreement” means the Investor Rights Agreement, to be entered into by and among the Company, the Investor, the Sellers and others on the Closing Date, in the form attached hereto as Exhibit C.

“Investor Warranties” has the meaning set forth in Section 4.1.

“Investor’s Knowledge” (or similar phrases or expressions) means the actual (but not constructive or imputed) knowledge of the Investor as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and includes knowledge which the Investor’s board of directors would have obtained after such reasonable inquiry as would have been made by a reasonable board of directors of a company in similar circumstances (but without any implication of verification or investigation concerning such knowledge).

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances, mandatory guidelines, circulars, orders or implemented policies of any Governmental Authority; and (b) Governmental Approvals.

“Leases” means the real property leases, subleases, licenses and occupancy agreements listed in Section 11 of the Disclosure Schedule.

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, choate or inchoate, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, security interest, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including, but not limited to, restrictions on transfer), encumbrances or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any Contract.

“Major Contracts” has the meaning set forth in Section 12(b) of Schedule A.

“Material Adverse Effect” means any: (a) event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is, or has been, or would be materially adverse to the business, operations, assets, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (i) events, circumstances or changes, including legal and regulatory changes, that generally affect the industries in which the Group Companies operate; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally; (iii) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, the Investment Documents, including (A) any actions of competitors; (B) any actions taken by or losses of employees; or (C) any delays or cancellations of orders for products or services; (iv) any reduction in the price of services or products offered by any Group Company in response to the reduction in price of comparable services or products offered by a competitor; (v) any circumstance, change or effect that results from any action taken pursuant to or in accordance with the Investment Documents or at the request of the Investor; and (vi) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B.

“Notice” has the meaning set forth in Section 7.4(a).

“Ordinary Course of Business” means, with respect to the Business or operations of any of the Group Companies, the ordinary and usual course substantially consistent with its past practices.

“Ordinary Shares” means the ordinary shares, par value US$0.001 per share, in the capital of the Company.

“Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any Investee or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the assets of the Group Companies; (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and similar matters of record set forth in any state, local or municipal franchise of the Group Companies which do not materially interfere with the present use of the assets of the Group Companies; and (e) all other Liens that would not have a Material Adverse Effect.

“Person” means any individual, Governmental Authority, corporation, partnership, joint venture, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, unincorporated organization or other enterprise or entity.

“PRC” means the People’s Republic of China, but, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan.

“Qualified IPO” means the closing of the first firm commitment underwritten public offering of Ordinary Shares of the Company with a listing on an Eligible Exchange; provided that a Qualified IPO shall be conducted at a public offering price per share that values the Company at a total post-money market capitalization of no less than US$450 million and shall result in minimum gross proceeds to the Company of US$45 million (before deduction of underwriting discounts and registration expenses).

“Representatives” means, with respect to each Party, such Party’s officers, directors, employees, counsel, investment bankers, consultants, accountants and other authorized representatives.

“Sale Shares” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Series A Preferred Shares” means the Series A convertible redeemable preferred shares, par value US$0.001 per share, in the capital of the Company, with the rights and privileges attached to such shares as set forth in the Memorandum and Articles and the Investor Rights Agreement.

“Shareholder” means, with respect to any specified Person, a holder of the capital stock or share capital of such specified Person.

“Share Option Scheme” means, with respect to any specified Person, any share option, share appreciation, share purchase, phantom share or other equity-based plan, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee, officer, director or consultant or former employee, officer, director or consultant of that specified Person or an Affiliate thereof or the beneficiaries or dependents of any such employee or former employee, officer, director or consultant.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty (50%) of the issued and outstanding share capital, voting interests or registered capital.

“Tax” means any income, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, levy, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest, surcharges and penalties thereon and additions thereto).

“Tax Return” means any return, report declaration, filing form, claim for refund or information return or statement relating to Tax, including any schedule or attachment thereto and any amendment thereof.

“UNCITRAL Arbitration Rules” means the arbitration rules of United Nations Commission on International Trade Law.

2 Purchase and Sale.

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree that at the Closing, (a) Happy Indian shall sell to the Investor, and the Investor shall purchase from Happy Indian, the Happy Indian Sale Shares at an aggregate price of US$2,400,000 (the “Happy Indian Purchase Price”); and (b) Arctic Spring shall sell to the Investor, and the Investor shall purchase from Arctic Spring, the Arctic Spring Sale Shares at an aggregate price of US$600,000 (the “Arctic Spring Purchase Price”; and, together with the Happy Indian Purchase Price, the “Aggregate Purchase Price”). Immediately following the Closing, the Investor shall own an amount of Series A Preferred Share equal to 0.8760% of the issued capital of the Company on a fully diluted basis (based on the conversion ratio of the Series A Preferred Shares as at the Closing).

2.2 Closing. The closing of the transactions set forth in Section 2.1 (the “Closing”) shall take place at 10:00 a.m., Hong Kong time at the offices of Shearman & Sterling LLP, 12/F Gloucester Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong (or at such other time or at such other place as may be mutually agreed by the Parties) on the date hereof. The Parties agree that all transactions at the Closing shall be deemed to occur simultaneously and none of them shall be required or deemed to have occurred until the completion of the Closing.

2.3 Closing Deliveries.

(a) At the Closing, the Investor shall deliver, or cause to be delivered, to the Sellers, the following:

(i) the Aggregate Purchase Price by wire transfer of immediately available funds to the bank account(s) of the Sellers set forth in Schedule C;

(ii) a duly executed counterpart of the Investor Rights Agreement; and

(iii) a certificate of the Investor certifying (A) its authorization of the execution and delivery of the Investment Documents and the consummation of the transactions contemplated hereby and thereby, and (B) as to such other matters set forth therein, in the form attached as Schedule 2.3(a)(iii) hereto.

(b) At the Closing, the Sellers shall deliver, or cause to be delivered, to the Investor the following:

(i) the original share certificates representing all of the Sale Shares, accompanied by an instrument of transfer pertaining to the Sale Shares, duly signed by each of the Sellers;

(ii) copies of the written resolutions of the Board of Directors and Shareholders of the Company, in the form attached as Schedule 2.3(b)(ii) hereto, as certified by a director of the Company (A) approving the entering into and authorizing the execution and performance of this Agreement and the Investor Rights Agreement and the transactions contemplated hereby and thereby; and (B) adopting the Memorandum and Articles;

(iii) a duly executed counterpart of the Investor Rights Agreement;

(iv) a certificate of the Sellers annexing a copy of the Memorandum and Articles and certifying (A) their authorization of the execution and delivery of the Investment Documents and the consummation of the transactions contemplated hereby and thereby, and (B) as to such other matters set forth therein, in the form attached as Schedule 2.3(b)(iv) hereto;

(v) a certified copy of a certificate of good standing of the Company issued by the Registry of Companies of the Cayman Islands, dated not earlier than fourteen (14) days prior to the Closing Date;

(vi) a certified copy of a certificate of incumbency of UIAL issued by its registered agent, dated not earlier than fourteen (14) days prior to the Closing Date;

(vii) a legal opinion in respect of the Company in an agreed form, dated as of the Closing Date, issued by Maples and Calder, the Company’s Cayman Islands counsel;

(viii) a legal opinion in an agreed form, dated as of the Closing Date, issued by Shearman & Sterling LLP, the Company’s U.S. counsel; and

(ix) a legal opinion in respect of the FIE in an agreed form, dated as of the Closing Date, issued by Commerce & Finance Law Offices, the Company’s PRC counsel.

(c) The Sellers shall, by no later than the close of business on the first (1st) Business Day immediately following the Closing Date, deliver, or cause to be delivered, to the Investor a facsimile of the register of members of the Company, updated to reflect the transfer of the Sale Shares to the Investor.

(d) As promptly as practicable after the Closing and in any event by no later than seven (7) days after the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Investor:

(i) a copy of the updated register of members of the Company referred to in Section 2.3(c), as certified by the registered agent of the Company;

(ii) a legal opinion in respect of the Sellers in an agreed form issued by Maples and Calder, the Company’s Cayman Islands counsel; and

(iii) evidence that the Memorandum and Articles have been duly filed with and/or acknowledged as duly filed by the Registrar of Company Registry in the Cayman Islands.

3 Representations and Warranties of the Investees.

3.1 Representations and Warranties of the Investees. The Investees hereby, jointly and severally, represent and warrant to the Investor that except as disclosed in the Disclosure Schedule, as of the date hereof, (or, in each case, if a representation or warranty is made as of a specified date, as of such date) each of the statements set forth in Schedule A attached to this Agreement (a) that are not qualified as to “materiality” is true and correct in all material respects and (b) that are qualified as to “materiality” is true and correct (the “Investee Warranties”).

3.2 Effect of Closing. The Investee Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at the Closing shall not be limited, waived, extinguished or otherwise affected by the Closing, or by any other event or matter whatsoever, except by a specific written waiver or release by the Investor. No event or matter arising after the Closing Date shall qualify or operate as disclosure against the Investee Warranties.

3.3 Investee Warranties to be independent. Each of the Investee Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Investee Warranty or anything in the Investment Documents.

4 Representations and Warranties of the Investor.

4.1 Representations and Warranties of the Investor. The Investor hereby represents and warrants to each of the Investees that, as of the date hereof, each of the statements set forth in Schedule B attached to this Agreement (a) that are not qualified as to “materiality” is true and correct in all material respects and (b) that are qualified as to “materiality” is true and correct (the “Investor Warranties”).

4.2 Acknowledgment. The Investor hereby acknowledges and agrees that (a) other than the representations and warranties made by the Investees set forth in Section 3 and Schedule A attached thereto, none of the Investees, the Group Companies or any of their respective Affiliates, officers, directors, employees or Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Investees, the Group Companies or their respective properties and assets, including as to (i) merchantability or fitness for any particular use or purpose; or (ii) the probable success or profitability of the Business after the Closing; and (b) other than the indemnification obligations of the Investees set forth in Section 7.2 of the Agreement, none of the Investees, the Group Companies, or any of their respective Affiliates, officers, directors, employees or Representatives will have or be subject to any liability or indemnification obligation to the Investor or to any other Person resulting from the distribution to the Investor, its Affiliates or Representatives of, or the Investor’s use of, any information relating to the Business, including any information, documents or material made available to the Investor, whether orally or in writing, in discussions with management, responses to questions submitted by or on behalf of the Investor, or in any other form in expectation of the transactions contemplated by this Agreement and the other Investment Documents.

4.3 Effect of Closing. The Investor Warranties and all other provisions of this Agreement insofar as the same shall not have been performed at the Closing shall not be limited, waived, extinguished or otherwise affected by the Closing, or by any other event or matter whatsoever, except by a specific written waiver or release by the Company or the Sellers, as the case may be. No event or matter arising after the Closing Date shall qualify or operate as disclosure against the Investor Warranties.

4.4 Investor Warranties to be independent. Each of the Investor Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Investor Warranty or anything in the Investment Documents.

5 Additional Agreements.

5.1 Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

5.2 Directors’ Insurance. The Company shall use commercially reasonable efforts to obtain customary insurance coverage for members of the Board of Directors to the extent available on commercially reasonable terms by no later than the effective date of a Qualified IPO.

6 Confidentiality.

6.1 Disclosure of Terms. The terms and conditions of this Agreement and any term sheet, memorandum of understanding, letter of intent or any other agreement entered into pursuant to the transactions contemplated hereby (including the other Investment Documents), all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except to the extent required by Law to be disclosed in the Company’s prospectus in connection with the Company’s proposed initial public offering or permitted in accordance with the provisions set forth below in this Section 6.

6.2 Permitted Disclosures by the Company. Notwithstanding the foregoing, the Company may, after the Closing, disclose the existence of the investment and the identity of the Investor to any Person in connection with the Company’s proposed initial public offering or the Company’s financing, in each case only where such Person is under non-disclosure obligations substantially similar to those set forth in this Section 6.

6.3 Permitted Disclosures by the Investor. Notwithstanding the foregoing and subject to any restriction under Law, the Investor shall be entitled to disclose the Financing Terms to any of its Affiliates, employees, agents, advisers or any financing sources on a reasonable-need-to-know basis and in each case only where such Persons are under non-disclosure obligations substantially similar to those set forth in this Section 6; and the Investor shall be entitled to disclose the Financing Terms if (a) such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted under Section 8, and (b) such Person is under non-disclosure obligations substantially similar to those set forth in this Section 6.

6.4 Legally Required Disclosure. In the event that any Party is requested by Governmental Authorities or becomes legally required by Law to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. The Disclosing Party shall, to the extent possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

6.5 Press Releases, Etc. No press release or public announcements regarding the Investor’s investment in the Company as contemplated in this Agreement may be made by any Party in any press conference, professional or trade publication, marketing materials or otherwise to the general public (other than by the Company in any draft prospectus or other offering documents, road show documents or related marketing materials prepared for purposes of and in connection with the Company’s initial public offering) without the prior written consent of the other Parties.

6.6 Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

7 Indemnification.

7.1 Survival. The representations, warranties and covenants of the Investees and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement until the earlier of (a) the date that is eighteen (18) months after the Closing Date and (b) the effective date of a Qualified IPO; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the aforementioned period shall survive until such claim is finally and fully resolved.

7.2 Indemnity.

(a) Indemnification by the Investees. The Investees shall, jointly and severally, indemnify and hold harmless the Investor and, if applicable, its Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnitee”), against any and all Indemnifiable Losses actually suffered or incurred by them, arising out of or resulting from:

(i) any breach of the Investee Warranties or any other certificate or document delivered by any of the Investees pursuant to this Agreement, other than those, if any, that have been waived in writing by the Investor; or

(ii) any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of any of the Investees set forth in this Agreement, other than those, if any, that have been waived in writing by the Investor.

(b) Indemnification by the Investor. The Investor agrees to indemnify and hold harmless any of the Investees, and, if applicable, their respective Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investee Indemnitee”), against any and all Indemnifiable Losses actually suffered or incurred by them, arising out of or resulting from:

(i) any breach of the Investor Warranties or any other certificate or document delivered by the Investor pursuant to this Agreement, other than those, if any, that have been waived in writing by the Investees; or

(ii) any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation of any of the Investor set forth in this Agreement, other than those, if any, that have been waived in writing by the Investees.

(c) For purposes of this Section, “Indemnifiable Losses” means, with respect to any Indemnitee, all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by an Indemnitee. For all purposes of this Section 7.2, “Indemnifiable Losses” shall be net of (i) any insurance or other recoveries payable to or received by an Indemnitee or its Affiliates in connection with the facts giving rise to the right of indemnification; and (ii) any Tax benefit available to the Indemnitee or its Affiliates arising in connection with the accrual, incurrence or payment of any such Indemnifiable Losses.

7.3 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a) an Indemnifying Party shall not be liable to an Indemnitee for any Indemnifiable Losses and no Party hereto shall be liable to any other Party hereto for any breach of this Agreement unless and only to the extent that the aggregate of Indemnifiable Losses for such Indemnifying Party incurred under this Agreement exceeds US$1,000,000; provided, however, that no losses may be claimed under Section 7.2 by any Indemnitee or shall be reimbursable by or shall be included in calculating the aggregate Indemnifiable Losses set forth above other than losses in excess of US$500,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;

(b) the maximum aggregate amount of Indemnifiable Losses that may be recovered from an Indemnifying Party under this Agreement shall be US$1,333,333;

(c) an Indemnifying Party shall not have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement;

(d) no Indemnitee shall have any claim or recourse against the Indemnifying Party or its officers, directors, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach if the Indemnitee had, prior to the execution of this Agreement, actual (but not constructive or imputed) knowledge of such breach or the facts, matters, events or circumstances giving rise to such breach;

(e) an Indemnifying Party shall not be liable in respect of any claim for Indemnifiable Loss to the extent that such claim is attributable to, or such claim is increased as a result of, any legislation not in force at the date hereof or to any change of law, regulation, directive, requirement or administrative practice or any change in rates of tax, which in each case is not in force at the date hereof;

(f) no Indemnitee shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or set of circumstances which give rise to one or more claims for Indemnifiable Loss, and for this purpose recovery by (i) an Investor Indemnitee shall be deemed to be a recovery by each of the Investor Indemnitees and (ii) by an Investee Indemnitee shall be deemed to be a recovery by each of the Investee Indemnitees;

(g) if an Indemnifying Party pays to an Indemnitee an amount in discharge of a claim for Indemnifiable Loss and the Indemnitee or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any Tax authority) a sum which is referable to the matter giving rise to the claim or obtains a relief which is so referable, the Indemnitee shall forthwith repay to the Indemnitee:

(i) an amount equal to the sum recovered from the third party (or the value of the relief obtained, calculated by reference to the amount saved); or

(ii) if the figure resulting under paragraph (i) above is greater than the amount paid by the Indemnifying Party to the Indemnitee in respect of the relevant claim or the aggregate payments previously made by the Indemnifying Party in respect of all claims for Indemnifiable Loss by the Indemnitee, such lesser amount as shall have been so paid by the Indemnifying Party.

(h) if, at any time, an Investor exercises its rights under Sections 12.1(b) (in connection with a Put Event described in Section 12.1(d)(ii)(1) or (4) of the Investor Rights Agreement) and/or 12.3 of the Investor Rights Agreement, then upon the consummation of a transfer of the Investor’s Shares under Section 12.1 thereof or a recovery from the Founder under Section 12.3 thereof, the Investor (and the Investor Indemnitees) shall have no right to seek indemnification under Section 7.2, specific performance under Section 7.5, or any other remedy at law or otherwise with respect to any breach, violation or non-performance of any representation, warranty, covenant or agreement contained in any of the Investment Documents (other than Sections 12.1 and 12.3 of the Investor Rights Agreement).

7.4 Procedure.

(a) An Indemnitee shall give the Indemnifying Party written notice (a “Notice”) of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Indemnifiable Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnitee shall receive written notice of any action, audit, claim, demand or assessment (each, a “Claim”) against it which shall give rise to a claim for Indemnifiable Losses under this Section 7, within thirty (30) days of the receipt of such notice, the Indemnitee shall give the Indemnifying Party written notice of such Claim (a “Claim Notice”); provided, however, that the failure to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Section 7 except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other liability it may have to any Indemnitee other than under this Section 7. The Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense and appoint lead counsel reasonably satisfactory to the Indemnitee if it gives notice of its intention to do so to the Indemnitee within fifteen (15) days of the receipt of such Claim Notice from the Indemnitee unless the Indemnifying Party is also a party to such claim and the Indemnitee reasonably determines in good faith that joint representation would be adverse to the interests of the Indemnitee. If the Indemnifying Party elects to undertake any such defense against a Claim, the Indemnitee may participate in such defense at its own expense and employ separate counsel of its choice for such purpose. The Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such Claim or proceeding, the Indemnitee shall not pay, or permit to be paid, any part of such Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnitee for such Claim. If the Indemnitee assumes the defense of any such Claim or proceeding pursuant to this Section 7.4 and proposes to settle such Claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Claim or proceeding.

(c) No claim shall be brought by any Indemnitee against the Indemnifying Party unless the Notice or Claim Notice, as the case may be, is delivered to the Indemnifying Party prior to the earlier of (a) the date that is eighteen (18) months after the Closing Date and (b) the effective date of a Qualified IPO.

7.5 Remedies. The Parties acknowledge and agree that following the Closing, the indemnification provisions of Section 7.2 shall be the sole and exclusive remedies of a Party for any breach by another Party of the representations and warranties in this Agreement and for any failure by such other Party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity. Each Party shall take all reasonable steps to mitigate its Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Indemnifiable Losses.

8 Miscellaneous.

8.1 Availability of Legal Advice. The Parties acknowledge that each Party has had the opportunity to have the advice of their respective counsel. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

8.2 Conflict. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall prevail as among the Investor and the Sellers only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to cause the Company to amend the Memorandum and Articles so as to eliminate such inconsistency to the largest extent as permitted by Law.

8.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations herein may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole discretion of a Party) save that the Investor may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein, including any of the Investee Warranties and any other indemnities, undertakings and obligations given or undertaken by the Investees and any cause of action arising under or in respect of any of them, to any transferee of the whole of or any part of the Sale Shares, or to any Affiliate of the Investor. Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Investor and as if it had acquired the Sale Shares (or the appropriate proportion thereof) upon the terms of this Agreement and had thereby sustained all losses as have been sustained by the Investor and any subsequent holder of such share capital which is such an Affiliate, including itself, as if they were all one entity which had retained the ownership of the Sale Shares throughout but such an assignee shall not be entitled to recover any amount to the extent that it has already been recovered by the Investor or another such assignee. Nothing in this Agreement, express or implied (including the provisions of Section 7 relating to indemnified persons), is intended to confer upon any Person other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement, including those used in any schedules and exhibits hereto, are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party hereto to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at the following addresses (or at such other address as a party may designate by ten (10) days advance written notice to the other parties hereto):

if to the Company, to:

6/F Tower B, Corporate Square

No. 35 Finance Street, Xicheng District

Beijing 100032

P. R. China

Fax	:	+86 10 8809 1088
Attention	:	Mr. Eric Cheung

with a copy to:

Shearman & Sterling LLP

12th Floor, East Tower

Twin Towers, B-12 Jianguomenwai Dajie

Beijing 100022

Fax	:	+86 10 6563 6000
Attention	:	Alan Seem, Esq.

if to Happy Indian or Arctic Spring, to:

c/o The Secretary

PO Box 300

8034 Zurich

Switzerland

Fax	:	+41 44 384 7201
Attention	:	Ms. Simone von Graffenried Simperl

if to the Investor, to:

Suites 1117-18

11/F, Jardine House

1 Connaught Place

Central, Hong Kong

Fax	:	+852 3586 2063
Attention	:	Mr. Benny Chong

with a copy to:

Kirkpatrick & Lockhart Preston Gates Ellis

35th Floor, Two International Finance Centre

8 Finance Street

Central, Hong Kong

Fax	:	+852 2511 9515
Attention	:	Matthew Wong / Alfred Lee

8.7 Finder’s Fee. Each Party represents that neither it nor its Affiliates will be obligated for any finder’s fee or commission in connection with the transactions contemplated hereby. The Investor agrees to indemnify and hold harmless the Investees from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives are responsible. The Investees agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which any Investee or any of its officers, employees or representatives is responsible.

8.8 Transaction Costs. Each Party shall be responsible for all costs and expenses incurred by such Party and its advisors in connection with the negotiation, preparation, execution and completion of this Agreement and the other Investment Documents and all transactions contemplated hereby and thereby; provided, however, that the Investor shall be liable to reimburse the Company for the fees and expenses (of not more than US$5,000) incurred in respect of counsel to the Company in connection with the issuance of the U.S. legal opinion referred to in Section 2.3(b)(viii). If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Investor and the Investees. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8.11 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular; and all words in any gender shall extend to and include all genders.

8.12 Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties hereto with respect to the subject matters hereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and non-disclosure agreements executed by the Parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.13 Governing Law. This Agreement shall be governed by and construed under the laws of The State of New York, the United States of America, without regard to principles of conflicts of law thereunder.

8.14 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other parties hereto a written request for such consultation. If within thirty (30) days following the date on which such written request is given the dispute cannot be resolved, the dispute shall be settled by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force as at the date of this Agreement to the extent not conflicting with the provisions of this Section 8.14.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The Investor and the Investees hereto shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any Party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of The State of New York and shall not apply any other substantive law.

(d) Each party hereto shall cooperate with the other parties in making full disclosure of and providing complete access to all information and documents requested by the other parties in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and each party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Each party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

[The remainder of this page has been left intentionally blank; signatures follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:	CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

	By:	/s/ Shengcheng Wang
Name:
Title:

Signature Page to Investment Agreement

SELLERS:	HAPPY INDIAN OCEAN LIMITED

	By:	/s/ RTC Administrator Limited
Name:
Title:

ARCTIC SPRING LIMITED

	By:	/s/ RTC Administrator Limited
Name:
Title:

Signature Page to Investment Agreement

INVESTOR:	JUMBO RIGHT HOLDINGS LIMITED

	By:	/s/ Chong Tin Lung
Name:
Title:

Signature Page to Investment Agreement

SCHEDULE A

INVESTEE WARRANTIES

1. Corporate Status. Each of the Sellers and the Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Group Companies has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been conducted and to carry out the transactions contemplated by the Investment Documents. True and complete copies of the current constituent documents of each of the Group Companies have been made available to the Investor.

2. Power and Authority; Authorization.

(a) Each of the Investees has all necessary corporate power and authority to execute and deliver this Agreement and each other Investment Document to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and each other Investment Document to which the Investees are a party, the performance by the Investees of their obligations hereunder and thereunder and the consummation by the Investees of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Investees.

(c) As of the Closing Date, the adoption of the Memorandum and Articles shall have been duly authorized by all requisite corporate action of the Company and its Shareholders.

3. Enforceability.

(a) Each of the Investees has duly executed and delivered this Agreement as of the date hereof. Each other Investment Document to which such Investee is a party shall have been duly executed and delivered as of the Closing Date.

(b) Each of the Investment Documents to which an Investee is a party (assuming due authorization, execution and delivery of such Investment Documents by the Investor) constitutes the legal, valid and binding obligations of such Investee, enforceable against such Investee in accordance with their respective terms, except that enforcement thereof may be limited by (i) bankruptcy laws and insolvency laws and by other laws affecting the rights of creditors; or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or general equity principles.

4. Non-Contravention. The execution, delivery and performance by each Investee of this Agreement and each other Investment Document to which such Investee is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a) conflict with, contravene, result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both); or

SCH A-1

(b) result in the creation of any Lien or any obligation to create any Lien upon any of the properties or assets of the Investees (other than (i) the Liens as contemplated by this Agreement; or (ii) any Permitted Lien);

in each case under (A) any Law applicable to the Investees or any of their respective properties or assets, (B) the organizational documents of the Investees or (C) any Contract, or any other agreement or instrument to which an Investee is a party or by which any of its properties or assets may be bound, except in the case of (A) and (C), as would not materially or adversely affect the ability of such Investee to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the other Investment Documents, or otherwise have a Material Adverse Effect.

5. Capitalization.

(a) All of the outstanding shares of the Company, including the Sale Shares, have been duly authorized, validly issued, fully paid and non-assessable.

(b) Upon the transfer in accordance with Section 2 of this Agreement and registration of the Investor in the register of members of the Company, the Investor will acquire good and valid title to the Sale Shares, representing 0.876% of the issued capital of the Company, free and clear of any Lien (except for the Liens contemplated by the Investment Documents).

(c) There are no preemptive rights or similar rights on the part of any Shareholder of the Company with respect to the share capital of the Company, other than any preemptive rights or similar rights under the Investment Documents. Except for the Liens contemplated by the Investment Documents, the share capital of the Company is free and clear of any Lien.

(d) The particulars of each of the Group Companies set forth in Schedule 5(d) are true and correct. Except as contemplated by the Investment Documents, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Investees or any other Person:

(i) to issue or sell, or cause to be issued or sold, any Equity Security of the Company; or

(ii) to repurchase, redeem or otherwise acquire any outstanding Equity Security of the Company.

(e) The outstanding shares or equity interests (or registered capital) of UIAL and the FIE are validly issued, fully paid and non-assessable, and all such shares or other equity interests (or registered capital) represented as being owned, directly or indirectly, by the Company are owned directly or indirectly by the Company free and clear of any and all Liens. There is no existing option, warrant, call, commitment or agreement to which UIAL or the FIE is a party requiring, and there are no

SCH A-2

convertible securities of UIAL and the FIE outstanding which upon conversion would require, the issuance of any additional shares or other equity interests (or registered capital) of UIAL and the FIE or other securities convertible into shares or other equity interests (or registered capital) of UIAL and the FIE or other equity security of UIAL and the FIE. All of the registered capital of the FIE has been contributed, such contribution has been duly verified by a certified accountants registered in the PRC, and the report of the certified accountants evidencing such verification has been registered with the relevant Governmental Authority. There are no resolutions pending to increase the registered capital of the FIE; there are no outstanding options, preemptive rights or other rights relating to the registered capital of the FIE.

6. No Share Option Plan. As of the date hereof, none of the Group Companies has adopted or implemented any Share Option Scheme.

7. Investments and Subsidiaries.

(a) Except for UIAL and the FIE, the Company has no other Subsidiaries and the Company does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other Person.

(b) Other than the Investment Documents, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating any Group Company to purchase or acquire the ownership of any Equity Securities of any Person or to make investments in any Person.

(c) Each of the Group Companies is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other entity in any business or investment.

(d) None of the Group Companies has any branch, agency or place of business outside the British Virgin Islands, the PRC and Hong Kong or any permanent establishment outside the British Virgin Islands, the PRC and Hong Kong.

8. Undisclosed Liabilities, Etc.

(a) None of the Group Companies has any borrowing Liability (or is a guarantor or otherwise contingently liable for any borrowing Indebtedness) for an amount in excess of US$50,000 except as (i) set forth in Section 8(a) of the Disclosure Schedule; (ii) reflected or reserved in the Financial Statements; (iii) incurred since March 31, 2008 during the Ordinary Course of Business, or (iv) which would not have a Material Adverse Effect.

(b) Except as disclosed in the Financial Statements or in the Draft F-1 Registration Statement, since March 31, 2008, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could become or result in a Material Adverse Effect.

SCH A-3

9. Financial Information.

(a) Section 9(a) of the Disclosure Schedule contains (a) the preamble opinion issued by the Company’s auditors in respect of the consolidated balance sheet of the Company as of December 31, 2007 and the related statement of income for the twelve-month period ended December 31, 2007 (the “Financial Statements”), and (b) the unaudited interim condensed consolidated financial statements of the Company for the three-month period ended March 31, 2008 (the “Interim Financial Statements”). The Financial Statements were prepared in accordance with the US GAAP on a basis consistent with the past practices of the Group Companies. The Interim Financial Statements were prepared on the same basis as the Financial Statements.

(b) The Financial Statement and Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies (except as may be indicated in the notes thereto); (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby; clause (ii) above being subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes, the effect of which are not, individually or in the aggregate, material.

(c) Except as disclosed in Section 9(c) of the Disclosure Schedule, the Financial Statements, the Interim Financial Statements and the Draft F-1 Registration Statement, there are no outstanding debts or contingent liabilities of any of the Group Companies save for those incurred in the Ordinary Course of Business.

(d) Except as disclosed in the Financial Statements, the Interim Financial Statements and the Draft F-1 Registration Statement, as of the date of the Agreement there are:

(i)	no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of any of the Group Companies (other than loans, liabilities, undertakings and commitments made or given by one Group Company to another);

(ii)	no mortgages, charges, liens or other similar encumbrances (other than Permitted Liens) on the assets of any of the Group Companies or any part thereof; and

(iii)	no outstanding loan capital or other loans from any third party (other than a Group Company) to any of the Group Companies.

10. Absence of Changes. Except as disclosed in the Financial Statements, the Interim Financial Statements and the Draft F-1 Registration Statement, since March 31, 2008, each of the Group Companies has conducted its business in the Ordinary Course of Business in all material respects and without any material interruption or alteration in the nature, scope or manner of the Business.

SCH A-4

11. Assets and Properties.

(a) To the Investees’ Knowledge, the Company has good and marketable title to all the properties and assets, whether real, personal or mixed and whether tangible or intangible, reflected as owned in the Financial Statements of the Company, except as would not have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than (i) those of the lessors of such property or assets; (ii) Permitted Liens; or (iii) those that would not have any Material Adverse Effect.

(b) To the Investees’ Knowledge, the FIE has maintained its properties and assets in good repair, working order and operating condition in all material respects subject only to ordinary wear and tear, and all such tangible assets are adequate and suitable in all material respects for the purpose for which they are presently being used.

(c) The FIE does not own any real property. The FIE leases all real properties necessary to conduct its business and operations as presently conducted. The leased properties are adequate for the conduct of the business of the FIE as presently conducted. To the Investees’ Knowledge, except as set forth in Section 11(c) of the Disclosure Schedule, each of the Leases is legal, valid, binding, in full force and effect and enforceable against each party thereto. To the Investees’ Knowledge, the FIE is not in material default, violation or breach under any Leases. The FIE has good title to its leasehold interest subject to no Lien other than (i) Permitted Liens; or (ii) those arise in the Ordinary Course of Business and which do not materially impair the FIE’s leasehold interest or use of such leased property or assets.

12. Contracts.

(a) Other than (i) the Investment Documents; and (ii) Contracts entered into in the Ordinary Course of Business, neither the Company nor UIAL is a party to any Contracts that involve obligations (contingent or otherwise) of, or payments to, the Company or UIAL in excess of US$100,000.

(b) Except as disclosed in Section 12(b) of the Disclosure Schedule, the FIE has no Contract that is in force on the date hereof to which the FIE is a party or by which any of its properties or assets may be bound or affected, that require the payment by or to the FIE of aggregate amounts in excess of US$1,000,000 on the date hereof or that have resulted in an obligation for the FIE to pay, or the right for the FIE to receive, aggregate amounts in excess of US$1,000,000, and that is material to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the FIE (each, a “Major Contract” and, collectively, the “Major Contracts”).

SCH A-5

(c) None of the Material Contracts to which the FIE is a party materially restricts the right of the FIE to carry on or continue the Business in the normal course.

13. Intellectual Property.

(a) Except as set forth in Section 13 of the Disclosure Schedule, the Group Companies own or possess sufficient legal rights to all material service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and other intellectual properties (collectively referred to herein as the “Intellectual Property”) as are necessary to the conduct of their businesses as now conducted and as presently proposed to be conducted. Except as set forth in Section 13 of the Disclosure Schedule, to the Investees’ Knowledge, no such Intellectual Property is being infringed by third parties.

(b) To the Investees’ Knowledge, all material licenses pursuant to which the Group Companies are currently using the Intellectual Property of third parties (the “Intellectual Property Licenses”) are in full force and effect in accordance with their terms, and are free and clear of any Liens, other than Permitted Liens. The Group Companies are not in default under any Intellectual Property License, and, to the Investees’ Knowledge, no such default is currently threatened, in each case, except such default as would not have a Material Adverse Effect.

(c) To the Investees’ Knowledge, the conduct by the Group Companies of the Business does not infringe the rights of any third party in respect of any Intellectual Property nor, to the Investees’ Knowledge, have the Group Companies received any written communication that a claim or demand has been made, or threatened to be made to this effect.

(d) Except as set forth in Section 13(d) of the Disclosure Schedule, the FIE owns no registered trademark.

14. Insurance. All insurance policies maintained at present by or on behalf of any of the Group Companies with an insured amount of more than US$100,000 are in full force and effect, and all premiums due thereon have been paid. To the Investees’ Knowledge, each of the Group Companies has complied in all material respects with the terms and provisions of such policies.

15. Litigation.

(a) Except as set forth in Section 15 of the Disclosure Schedule, none of the Group Companies is engaged in or the subject of any suit, action, proceeding, litigation, arbitration, administrative or criminal proceedings (whether as claimant, plaintiff, defendant or otherwise), or any investigation or enquiry by any Governmental Authority, that would have a Material Adverse Effect.

(b) None of the Group Companies is subject to any judgment, order or decree of any authority that would have a Material Adverse Effect.

SCH A-6

16. Solvency

(a) No order has been made, petition presented or resolution passed for the winding up of any of the Group Companies and no meeting has been convened for the purpose of winding up any of the Group Companies.

(b) No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of the assets of any of the Group Companies.

17. Tax and Others.

(a) Except (i) as disclosed in Section 17 of the Disclosure Schedule or the Financial Statements; or (ii) for matters that would not have a Material Adverse Effect, to the Investees’ Knowledge, each of the Group Companies has timely filed all Tax Returns and reports as required by Law (taking into account any extension of time to file granted or obtained). Such Tax Returns are true and correct in all material respects. All Taxes actually assessed against any of the Group Companies (whether or not shown on any Tax Return) have been paid in a manner customary for companies similarly situated save where the latest time for payment has not arisen.

(b) Except as disclosed in the Financial Statements, the Interim Financial Statements and the Draft F-1 Registration Statement, there has been no material penalty or deficiency for Taxes assessed in writing against any of the Group Companies by any taxing authority and no circumstances exist, to the Investees’ Knowledge, to form the basis for such a claim which would have a Material Adverse Effect.

(c) Except for matters that would not have a Material Adverse Effect, none of the Group Companies has incurred, assumed or been claimed to be responsible for any social security or environmental liabilities or obligations, actual or contingent, in connection with or arising from its entry into or consummation of the transactions contemplated hereby.

18. Legal Compliance.

(a) Section 18 of the Disclosure Schedule attached hereto contains a complete and correct list of all Governmental Approvals held by the Group Companies material to the conduct of their Business and the termination or expiration date of each such Governmental Approval. No other Governmental Approval is necessary for, or otherwise material to, the conduct of such business, and all such Governmental Approvals are valid and subsisting and have not been cancelled, terminated or become void or terminable for any reason.

(b) Except as would not have a Material Adverse Effect, to the Investees’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by any of the Group Companies, or a failure on the part thereof to comply with, any Law in any material respect; or (ii) may give rise to any material obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial

SCH A-7

action of any nature. None of the Group Companies has received any written notice or other written communication from any Governmental Authority regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, which has not been cured and would have a Material Adverse Effect; or (y) any actual, alleged, possible or potential obligation on the part of any of the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature which would have a Material Adverse Effect.

(c) Each of the Group Companies has complied with all Laws, except where such failure to comply would not individually or in the aggregate result in a Material Adverse Effect. None of the Group Companies has received any written notice or had knowledge of any claim alleging such failure to comply.

(d) None of the Group Companies is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of its memorandum of association or articles of association or other comparable organizational documents.

19. Employees, Labor Matters, Etc.

(a) There are no outstanding, pending, or to the Investees’ Knowledge, threatened, material labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of the Group Companies.

(b) There are no written employment or consultancy agreements with respect to any employee of any of the Group Companies that cannot be terminated by such Group Company by giving notice of three (3) months or less to the other parties to such agreements without giving rise to any claim for damages or compensation beyond such notice period, except as required otherwise under applicable PRC labor and employment-related Laws.

20. Broker. None of the Group Companies has any Contract with any investment banker, broker, finder, consultant, agent or other intermediary for any potential broker or finder fees with respect to the transactions contemplated by this Agreement.

21. Disclosure Schedule. All information contained in the Disclosure Schedule is true and accurate in all material respects.

22. Disclaimer. Except as set forth in this Schedule A, none of the Investees, the Group Companies or any of their respective Affiliates, officers, directors, employees or Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Investees, the Group Companies or their respective properties and assets, including as to (i) merchantability or fitness for any particular use or purpose; or (ii) the probable success or profitability of the Business after the Closing; and (b) other than the indemnification obligations of the Investees set forth in Section 7.2 of the Agreement, none of the Investees, the Group Companies, or any of their respective Affiliates, officers, directors, employees or Representatives will have or be subject to any liability or indemnification obligation to the Investor or to any other Person resulting from the distribution to the

SCH A-8

Investor, its Affiliates or Representatives of, or the Investor’s use of, any information relating to the Business, including any information, documents or material made available to the Investor, whether orally or in writing, in discussions with management, responses to questions submitted by or on behalf of the Investor, or in any other form in expectation of the transactions contemplated by this Agreement and the other Investment Documents.

SCH A-9

SCHEDULE B

INVESTOR WARRANTIES

1. Status. The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

2. Power and Authority.

(a) The Investor has all requisite power and authority to execute and deliver this Agreement and each other Investment Document to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery of this Agreement and each other Investment Document to which the Investor is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Investor.

3. Enforceability.

(a) The Investor has duly executed and delivered this Agreement as of the date hereof. Each other Investment Document to which such Investee is a party shall have been duly executed and delivered as of the Closing Date.

(b) Each of the Investment Documents to which the Investor is a party (assuming due authorization, execution and delivery of such Investment Documents by the applicable Investees) constitutes the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except that enforcement thereof may be limited by: (i) bankruptcy, insolvency, fraudulent transfer, reorganization and moratorium laws and by other similar laws of general applicability relating to or affecting the rights of creditors; or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or general equity principles.

4. Non-Contravention. The execution, delivery and performance by the Investor of this Agreement and each other Investment Document to which the Investor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene, or result in a violation or breach of or default (with or without the giving of notice or the lapse of time or both) under (i) any Law applicable to the Investor; or (ii) the organizational documents of the Investor.

5. Litigation. There is no action, suit or proceeding by or against the Investor pending or, to the Investor’s Knowledge, threatened, which could affect the legality, validity or enforceability of this Agreement or any other Investment Document to which the Investor is a party, or the consummation of the transactions contemplated hereby or thereby.

SCH B-1

6. Broker. The Investor has no Contract with any investment banker, broker, finder, consultant, agent or other intermediary for any potential broker or finder fees with respect to the transactions contemplated by this Agreement.

7. Financing. The Investor has sufficient immediately available funds to pay, in cash, the Aggregate Purchase Price and all other amounts payable pursuant to Section 8.8 of this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.

8. Restricted Securities.

(a) The Investor is acquiring the Sale Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than compliance with all Laws, including United States federal securities laws. The Investor agrees that the Sale Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Investor is able to bear the economic risk of holding the Sale Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

(b) The Investor understands that the Sale Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this regard, the Investor represents that it is familiar with Rule 144 promulgated by the SEC under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

9. Legends. The Investor acknowledges that each certificate evidencing the Sale Shares issued pursuant to this Agreement may bear the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AS IN EFFECT FROM TIME TO TIME (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY UNITED STATES PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”; and

(b) any legend required by any other applicable securities laws.

SCH B-2

SCHEDULE 2.3(a)(iii)

CLOSING CERTIFICATE

This certificate is being delivered to China Mass Media International Advertising Corp., Happy Indian Ocean Limited and Arctic Spring Limited (the “Investees”) pursuant to Section 2.3(a) of the Investment Agreement dated as of June 24, 2008, by and among the Investees and Jumbo Right Holdings Limited (the “Investment Agreement”). Unless otherwise specifically defined herein, capitalized terms used in this certificate have the same meanings given to them in the Investment Agreement.

The undersigned hereby certifies that:

1. attached hereto as Annex 1 is a true and correct copy of the resolutions of the board of directors of the Investor authorizing the execution and delivery of, and performance of the Investor’s obligations under, the Investment Documents and the consummation of the transactions contemplated thereby;

2. as of the date hereof (or, in each case, if a representation or warranty is made as of a specified date, as of such date), each of statements set forth in Schedule B to the Investment Agreement (a) that are not qualified as to “materiality” is true and correct in all material respects and (b) that are qualified as to “materiality” is true and correct;

3. the Investor has performed and complied, in all material respects, with all covenants, undertakings, agreements, obligations and conditions contained in the Investment Agreement that are required to be performed or complied with by it on or prior to the Closing.

This certificate may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one single instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SCH 2.3(A)-1

IN WITNESS WHEREOF, this certificate has been signed this      day of June, 2008.

JUMBO RIGHT HOLDINGS LIMITED

By:
Name:
Title:

SCH 2.3(A)-2

SCHEDULE 2.3(b)(ii)

FORM OF CLOSING RESOLUTIONS

SCH 2.3(B)

SCHEDULE 2.3(b)(iv)

CLOSING CERTIFICATE

This certificate is being delivered to Jumbo Right Holdings Limited (the “Investor”) pursuant to Section 2.3(b) of the Investment Agreement dated as of June 24, 2008, by and among China Mass Media International Advertising Corp. (the “Company”), Happy Indian Ocean Limited, Arctic Spring Limited and the Investor (the “Investment Agreement”). Unless otherwise specifically defined herein, capitalized terms used in this certificate have the same meanings given to them in the Investment Agreement.

Each of the undersigned hereby certifies that:

1. attached hereto as Annex 1 are true, correct and complete copies of the certificate of incorporation, memorandum of association and articles of association of the Company and are in full force and effect as at the date of this Certificate;

2. attached hereto as Annex 2 are true, correct and complete copies of the resolutions of the board of directors and the shareholders of the Company and each of the Sellers authorizing the execution and delivery of, and performance of the Company’s and the Sellers’ obligations under, the Investment Documents and the consummation of the transactions contemplated thereby;

3. attached hereto as Annex 3 is a true, correct and updated register of members of the Company as of the date of this certificate;

4. as of the date hereof (or, in each case, if a representation or warranty is made as of a specified date, as of such date), each of statements set forth in Schedule A to the Investment Agreement (a) that are not qualified as to “materiality” is true and correct in all material respects and (b) that are qualified as to “materiality” is true and correct; and

5. each of the Investees has performed and complied, in all material respects, with all covenants, undertakings, agreements, obligations and conditions contained in the Investment Agreement that are required to be performed or complied with by it on or prior to the Closing.

This certificate may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one single instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SCH 2.3(B)-1

IN WITNESS WHEREOF, this certificate has been signed this      day of June, 2008.

CHINA MASS MEDIA INTERNATIONAL ADVERTISING CORP.

By:
Name:
Title:

HAPPY INDIAN OCEAN LIMITED

By:
Name:
Title:

ARCTIC SPRING LIMITED

By:
Name:
Title:

SCH 2.3(B)-2

SCHEDULE 5(D)

Particulars of Group Companies established outside the PRC

Name	:	China Mass Media International Advertising Corp.

Company Registration number	:	MC-198954

Place and date of incorporation	:	The Cayman Islands

November 13, 2007

Registered address	:	M&C Corporate Services Limited PO Box 309GT, Ugland House, South Church Street George Town, Grand Cayman, Cayman Islands

Authorized share capital	:	US$1,000,000.00 divided into 900,000,000 ordinary shares with a par value of US$0.001 each and 100,000,000 Series A preferred shares with a par value of US$0.001 each.

Issued share capital	:	412,400 ordinary shares 87,600 Series A preferred shares

Directors	:	WANG Shengcheng XING Haiyan SUN Zhili

Shareholders and shareholding	:	• Happy Indian Ocean Limited – 329,920 ordinary shares and 70,080 Series A preferred shares • Arctic Spring Limited – 82,480 ordinary shares and 17,520 Series A preferred shares

Subsidiaries	:	Universal International Advertising Limited Mass Media & Universal International Advertising Co., Ltd.

Principal business	:	Investment holding

SCH 5(D)

Name	:	Universal International Advertising Limited

Company Registration number	:	IBC No.: 503192

Place and date of incorporation	:	The British Virgin Islands
July 3, 2002

Registered address	:	Commonwealth Trust Limited Drake Chambers, Tortola British Virgin Islands

Authorised share capital	:	US$50,000.00 divided into 50,000 shares with a par value of US$1.00 each.

Issued share capital	:	One share

Directors	:	WANG Shengcheng

WANG Zhiyi

Shareholders and shareholding	:	China Mass Media International Advertising Corp. – 1 share

Subsidiaries	:	Mass Media & Universal International Advertising Co., Ltd.

Principal business	:	Investment holding

SCH 5(D)

Particulars of Group Companies established in the PRC

Name	:	Mass Media & Universal International Advertising Co., Ltd.

Place of incorporation	:	The People’s Republic of China

Date of incorporation	:	August 14, 2006

Scope of business	:	Design, production, agency and publishing of foreign and domestic advertisements

Business licence number	:	440301501122905

Business licence period	:	August 14, 2006 to August 14, 2026

Registered address	:	1014B Main Building Tian’an Cyber Mansion Futian, Shenzhen P. R. China

Paid-up capital	:	RMB50,000,000

Registered capital	:	RMB50,000,000

Legal representative	:	ZHANG Kun

Directors	:	WANG Shengcheng ZHANG Kun XING Haiyan

Shareholder and shareholding	:	Universal International Advertising Limited – RMB50,000,000

Subsidiaries	:	N/A

Branch ( )	:	Beijing Branch of Mass Media & Universal International Advertising Co., Ltd.

Principal place of business of Branch	:	Room 628, 6th Floor, Building B Corporate Square, 35 Finance Street Xicheng District, Beijing P. R. China

SCH 5(D)

EXHIBIT A

DISCLOSURE SCHEDULE

This Disclosure Schedule has been prepared and delivered in connection with the Investment Agreement (the “Agreement”), dated as of June 24, 2008, by and among the Investor and the Investees. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

The information provided in this Disclosure Schedule is being provided solely for the purpose of making disclosures to the Investor under the Agreement. In disclosing this information, the Investees expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed herein.

Information referred to in Part I of this Disclosure Schedule that is reasonably relevant to any sections of Schedule A to the Agreement shall be deemed to be disclosed with respect to such sections. The exceptions set forth in Part II of this Disclosure Schedule are arranged by section number and shall qualify (a) the corresponding section of Schedule A to the Agreement and (b) each other section of Schedule A to the Agreement to which such exceptions may reasonably be regarded as being relevant. The inclusion of an item in this Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect. No dollar amount referenced herein is indicative of what is or is not material to the Investees or any of the Group Companies. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and nothing in this Disclosure Schedule shall constitute an admission of any liability or obligation of the Investees to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

Titles and headings used herein are for reference purposes only and shall not in any manner affect the construction of this Disclosure Schedule or limit or expand the scope of the information required to be disclosed herein.

1.	General Disclosures.

The Investors shall be deemed to have full knowledge of:

(a)	all correspondence, documents and other written information delivered, sent, given to (or made available for inspection by) the Investors prior to the date hereof, and any matter referred to therein;

(b)	any information which would be revealed upon an inspection or search (whether or not made) of any document, register or record which may be inspected by the public and maintained by, or information which is available upon enquiry (whether or not made) of, or otherwise from, any register or records of, or maintained by, any Governmental Authority of the Cayman Islands or the British Virgin Islands which might be relevant to the Group Companies and which was, or could have been, searched or reviewed by or on behalf of the Investors;

Exhibit A-1

(c)	any matter specifically referred to in the Investment Documents or in any document referred to therein;

(d)	all matter which is in the public domain.

2.	Specific Disclosures.

Without limiting the generality of the foregoing, the Investors’ attention is drawn to the following matters:

Section 6 – Share Option Plan

None of the Group Companies has adopted or implemented any Share Option Scheme as of the date hereof. However, the Company intends to adopt an equity incentive plan prior to the completion of its initial public offering. Please see the discussion of the 2008 Equity Incentive Plan in the Draft F-1 Registration Statement for further information with respect to this plan.

Section 8(a) – Indebtedness

None.

Section 9(a) – Financial Statements

See Annex A.

Section 9(c) – Outstanding Debts and Liabilities

On June 20, 2008, the board of directors of the FIE resolved to pay a dividend of RMB 28,213,880 to the existing shareholder, UIAL.

Section 11 – Real Property

1.	Lease Agreement, effective as of January 1, 2008, entered into by and between Beijing Guang’er Gaozhi Film and Television Production Company Ltd. ( , “Guang Er Gao Zhi FTP”) and the FIE, pursuant to which the FIE rented Rm. 620, 621, 623 and 624 as its office in Beijing with a term from 1 January 2008 to 1 January 2018.

2.	Lease Agreement, effective as of January 1, 2008, entered into by and between Mr.Wang Zhiyi and the FIE, pursuant to which the FIE rented Rm. 627, 628, 629, 630 and 631 as its office in Beijing with a term from 1 January 2008 to 1 January 2018.

3.	Lease Agreement, effective as of January 1, 2008, entered into by and between Mr. Ren Zhigang and the FIE, pursuant to which the FIE rented Rm. 1014B as its office in Shenzhen with a term from January 1, 2008 to December 31, 2008

Exhibit A-2

Section 11(c) – Leases

House Tenancy Registration for the leases described in items 1 and 2 of Section 11 of this Disclosure Schedule has not been completed. The FIE has completed its House Tenancy Registration for the lease described in item 3 of Section 11 of this Disclosure Schedule.

Section 12(b) – Material Contracts

1.	Assets Transfer Agreement dated as of December 29, 2007 and the supplementary agreement dated as of February 5, 2008 entered into by and between Mass Media International Advertising Co., Ltd. ( ) and the FIE pursuant to which Mass Media International Advertising Co., Ltd. transferred to the FIE its fixed assets and intangible assets as listed in Appendix I to the Assets Transfer Agreement.

2.	The FIE entered into service agreements or arrangements respectively with (i) PriceWaterhouseCoopers; (ii) Commerce and Finance Law Offices; and (iii) Shearman & Sterling LLP in connection with the Company’s initial public offering.

3.	Advertising Agreement with Guang Er Gao Zhi FTP dated as of January 22, 2008 (for the term January 1, 2008 through December 31, 2008).

4.	General framework agreements with Guang Er Gao Zhi FTP dated as of December 20, 2007.

5.	Share Equity Purchase Agreement between UIAL and Shenzhen Guang Er Gao Zhi Co. Ltd. ( ) for the purchase of 30% interest in the FIE dated as of January 9, 2008.

6.	Advertising Agreement between the FIE and “ ” dated as of December 19, 2007 (for the term December 31, 2007 through December 28, 2008).

7.	Advertising Agreement between the FIE and Shenzhen Hasee Computer Co. Ltd. (BTTB2008-01+) dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

8.	Advertising Agreement between the FIE and “ ” dated as of December 22, 2007 (for the term December 31, 2007 through December 28, 2008).

9.	Advertising Agreement between the FIE and Shenzhen Hasee Computer Co. Ltd. (BTTB2008-02+) dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

10.	Advertising Agreement between the FIE and “ ” dated as of December 17, 2007 (for the term December 31, 2007 through December 28, 2008).

Exhibit A-3

11.	Advertising Agreement between the FIE and “ ” dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

12.	Advertising Agreement between the FIE and “ ” dated as of December 13, 2007 (for the term December 31, 2007 through December 28, 2008).

13.	Advertising Agreement between the FIE and “ ” dated as of December 14, 2007 (for the term December 31, 2007 through December 28, 2008).

14.	Advertising Agreement between the FIE and “ ” dated as of December 29, 2007 (for the term May 19, 2008 through April 5, 2009).

15.	Advertising Agreement between the FIE and “ ” dated as of December 9, 2007 (for the term January 1, 2008 through December 31, 2008).

16.	Advertising Agreement between the FIE and “ ” dated as of February 14, 2008 (for the term January 1, 2008 through December 31, 2008).

17.	Advertising Agreement between the FIE and Chinaseppe (Beijing) Advertising Co., Ltd. dated as of March 26, 2008 (for the term January 1, 2008 through December 31, 2008).

18.	Advertising Agreement between the FIE and “ ” dated as of December 25, 2007 (for the term January 1, 2008 through December 31, 2008).

19.	Advertising Agreement between the FIE and “ ” dated as of May 6, 2008 (for the term May 19, 2008 through March 15, 2009).

20.	Advertising Agreement between the FIE and CCTV effective as of January 1, 2007 (for the term January 1, 2007 through December 31, 2009).

21.	Advertising Agreement between the FIE and CCTV effective as of January 1, 2007 (for the term January 1, 2007 through December 31, 2009).

22.	See also the agreements referenced in Section 11 of this Disclosure Schedule and the contracts described in the Draft F-1 Registration Statement.

Section 13(a) – Intellectual Property

Please see Section 13(d) below.

Section 13(d) – Owned Registered Trademarks

1.

Currently Mass Media International Advertising Co., Ltd. is in the process of applying to register the trademark “ MMIA” under categories 16 and 35 with the Trademark Office of the State Administration for Industry and

Exhibit A-4

Commerce and undertakes to transfer such trademark to the FIE immediately after it has been registered. After the registration of such trademark and before such trademark is transferred to the FIE, the FIE and its holding companies and subsidiaries are entitled to use such trademark for free. The FIE is aware that a number of enterprises in the PRC use the Chinese characters of “ ” in their company names.

2.	As of the date of the Agreement, the application to register the trademark of Mass Media International Advertising Co., Ltd. under category 41 has been approved by the Trademark Office of State Administration for Industry and Commerce and such trademark is valid from 2007 to 2017.

Section 15 – Litigation

On April 16, 2008, the FIE received a subpoena from the Shenzhen Municipal Futian District Court (“Court”) as the defendant of a commercial legal dispute. A customer of the FIE complained to the Court alleging that due to some of the advertisements it has contracted with the FIE to be broadcast in February 2008 were not broadcast. The customer applied to the Court to cancel the advertising contract (BTTB2008-01+) signed with the FIE and demanded for a compensation of RMB 1,664,327. The Group Companies considered that the FIE did not violate any terms of the corresponding advertising contract and no missing advertisements were noted according to broadcasting report issued by a research company authorized by CCTV. The Court has extended the first hearing until mid-June of 2008.

On April 16, 2008, the FIE received a subpoena from the Shenzhen Municipal Futian District Court (“Court”) as the defendant of a commercial legal dispute. A customer of the FIE complained to the Court alleging that due to some of the advertisements it has contracted with the FIE to be broadcast in February 2008 were not broadcast. The customer applied to the Court to cancel the advertising contract (No: BTTB2008-02+) signed with the FIE and demanded for a compensation of RMB1,664,327. The Group Companies considered that the FIE did not violate any terms of the corresponding advertising contract and no missing advertisements were noted according to broadcasting report issued by a research company authorized by CCTV. The Court has extended the first hearing until mid-June of 2008.

Although the Group Companies cannot predict with certainty the results of the litigations, the Group Companies believe that the final outcome of the litigations will not have a material adverse effect on their business, financial condition and results of operations.

Please also see the “Legal Contingencies” section of the Draft F-1 Registration Statement for further information.

Section 17 – Tax Returns

Please see the discussion with respect to taxes, including recent changes to the PRC’s tax laws, set forth in the Draft F-1 Registration Statement.

Exhibit A-5

Section 18 – Governmental Approvals

The FIE has obtained the following Governmental Approvals material to the conduct of its Business:

No.	List of Governmental Approvals	Valid Term
1.	Approval of Equity Transfer regarding Mass Media & Universal International Advertising Co., Ltd. issued by Shenzhen Bureau of Trade and Industry dated on May 28, 2008	N/A

2.	Certificate of Approval for Establishment with Foreign-funded Enterprises issued by Shenzhen Government dated on May 29, 2008	N/A

3.	Business License issued by Shenzhen Administration for Commerce and Industry dated on June 3, 2008	From August 14, 2006 to August 14, 2026

4.	Organization Code Certificate issued by Shenzhen Quality and Technical Supervision	From August 31, 2006 to August 30, 2010

5.	Foreign Exchange Registration Certificate issued by State Administration of Foreign Exchange Shenzhen Branch dated on September 5, 2006	Foreign Exchange Registration Certificate is subjected to the annual inspection. The valid period is one year.

6.	Financial Registration for Enterprises with Foreign Investment issued by Shenzhen Finance Bureau dated on September 26, 2006	From August 14, 2006 to August 14, 2026

7.	Tax Registration Certificate issued by Shenzhen State Taxation Bureau dated on September 4, 2006	N/A

8.	Tax Registration Certificate issued by Shenzhen Local Taxation Bureau dated on September 4, 2006	N/A

The FIE is in the process of apply for issuing a new Organization Code Certificate, Foreign Exchange Registration Certificate, Financial Registration Certificate and Tax Registration Certificate, which are required as a result of the FIE obtaining approval from the relevant Governmental Authority to become a wholly owned enterprise of UIAL.

Exhibit A-6

ANNEX A

Preamble Opinion, Financial Statements and Interim Financial Statements

As set forth in the Draft F-1 Registration Statement.

Exhibit A-7

EXHIBIT B

FORM OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Exhibit B

EXHIBIT C

FORM OF INVESTOR RIGHTS AGREEMENT

Exhibit C